Exhibit 4.5

                      METROMEDIA INTERNATIONAL GROUP, INC./
                      MOTION PICTURE CORPORATION OF AMERICA

                              RESTRICTED STOCK PLAN
                              ---------------------

                                   ARTICLE 1.

                                     PURPOSE
                                     -------

        The purpose of the Metromedia International Group, Inc./Motion Picture Corporation of America Restricted Stock Plan (the "Plan") is to provide a means through which Metromedia International Group, Inc. ("Metromedia"), a Delaware corporation, may reward certain key employees of its Motion Picture Corporation of America subsidiary, a Delaware corporation and wholly owned subsidiary of Metromedia (the "Company"), upon whom rest the responsibilities of the successful administration and management of the Company, and whose contributions to the welfare of the Company are of importance.

                                   ARTICLE 2.

                                   DEFINITIONS
                                   -----------

        The following terms shall have the meanings described below when used in the Plan.

           A. "Award" or "Restricted Stock Award" shall refer to a restricted stock award granted under the Plan.

           B. "Common Stock" shall mean the Common Stock of Metromedia.

           C. "Restricted Period" shall mean the period during which a Restricted Stock Award is being earned, which unless otherwise provided herein, shall be over the vesting period set forth in Article 3, Section B.

                                   ARTICLE 3.

                             RESTRICTED STOCK AWARDS
                             -----------------------

           A. GRANT OF AWARDS. Under the Plan, Awards shall be granted on the "Adjustment Date" as such term is defined in the Agreement and Plan of Merger, dated as of May 17, 1996, by and among Metromedia, MPCA Merger Corp., the Company, Bradley R. Krevoy and Steven Stabler (the "Merger Agreement"). The number of shares of Common Stock to be awarded on the Adjustment Date (the "Award Shares") shall be equal to the quotient of $3,845,000 divided by the Average Closing Price (as defined in the Merger Agreement). On the Adjustment Date, the following key employees ("Participants") shall receive the following Awards, expressed as a percentage of Award Shares. The number of Award Shares granted shall be rounded to the nearest whole share:

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                                  Restricted Stock
                                  ----------------
        Employee                        Award
        --------                        -----
                          (expressed as percentage of total)

        Dean Shapiro                     .52
        Joanna Rees-Jones                .52
        Todd Coe                         .26
        R. J. Murillo                    .65
        Jeremy Kramer                    .52
        Dan Ethridge                     .26
        Jodie Adair                      .39
        Jeanette Draper                  .65
        Brad Jenkel                    32.51
        Jeff Ivers                     32.51
        Bradley Thomas                 19.51
        Jed Weintrob                   11.70
                                     -------
                                      100.00%

        In the event of the Participants are not employees of the Company on the Adjustment Date for a reason other than those set forth in Article B, the Restricted Stock Award shall be deemed granted and forfeited. In the event of the forfeiture of any Restricted Stock Award, the shares of Common Stock subject to such forfeited Award shall be divided 59.1406% to Bradley R. Krevoy and 40.8594% to Steven Stabler and delivered to them forthwith free of any restrictions under the Plan.

           B. VESTING. Unless otherwise provided herein, each Restricted Stock Award shall vest over a three-year period from the date of grant as follows:

        1 year from grant     33 1/3%
        2 years from grant    66 2/3%
        3 years from grant       100%

        Notwithstanding the above vesting schedule, vesting shall be accelerated to 100% and all restrictions on any Restricted Stock Award of a Participant under the Plan shall terminate upon any of the following events:

                (i) A demotion without cause in the Participant's Company job title from the job title held by the Participant at the time of the grant of the Award; or

               (ii) 30 days after receipt of a notice to the Participant and Metromedia accelerating the vesting and terminating any other restrictions, which notice is signed by Steven Stabler and Bradley R. Krevoy in their sole and absolute discretion, and while Steven Stabler and Bradley R. Krevoy are still employed by the Company; or

               (iii) Upon the termination of employment of Bradley R. Krevoy and Steven Stabler from the Company; or



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               (iv) Upon the satisfaction of such performance criteria, the combination of time and performance or such other manner as Metromedia shall determine; or

                (v) Termination of employment by reason of death or disability.

           C. RESTRICTIONS. A Restricted Stock Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, until the Award shall have vested in accordance with the vesting schedule or the vesting schedule shall have been accelerated in accordance with Article III, Section B.

           D. DEATH, DISABILITY AND TERMINATION OF EMPLOYMENT. Upon termination of a Participant's employment prior to the end of the Restricted Period for any reason, except for disability or death, the Participant's unvested portion of the Award shall be forfeited, and the Participant shall have no right with respect to such Award, and the shares of Common Stock subject thereto shall be delivered to Krevoy and Stabler in accordance with Article 3, Section A.

               Upon termination of a Participant's employment prior to the end of the Restricted Period by reason of the Participant's disability or death, vesting shall be accelerated to 100% and all restrictions on such Participant's Award under the Plan shall terminate.

           E.  DELIVERY OF AWARDS.

                (i) At the time of Award each Participant shall receive three share certificates evidencing ownership of one-third of the shares of Common Stock subject to the Award which share certificates shall bear the following legend:

        "These shares have been issued or transferred subject to a Restricted Stock Award and are subject to substantial restrictions, including a prohibition against transfer and a provision requiring transfer of these shares without payment in the event of termination of employment of the registered owner under certain circumstances all as more particularly set forth in the Metromedia International Group, Inc./Motion Picture Corporation of America Restricted Stock Plan dated July 2, 1996, a copy of which is on file with the Company. Restrictions lapse effective __________."

               (ii) Subject to the provisions of subsection (iii) hereof, after expiration or acceleration of the vesting schedule and completion of the Restricted Period, such legended share certificates may be exchanged by the Participant or, in the case of the death of the Participant, the Participant's beneficiary, or if none, the person or persons to whom such Participant's rights under the Award are transferred by will or the laws of descent and distribution or by Krevoy or Stabler in accord with Article 3, Section A for share certificates without the legend set forth in (i) above.

               (iii) Delivery pursuant to this paragraph E shall be made in shares of Common Stock except there may be paid in cash the value of any partial shares of Common Stock and that part of the total payment determined by the Company to be necessary to satisfy tax withholding requirements.


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                                                                    4


           F. UNREGISTERED SECURITIES. To the extent that any shares of Common Stock which are the subject of an Award are not registered under the Securities Act of 1933, such share certificates shall bear the following additional legend:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and neither these securities, nor any interest therein, may be sold, transferred, pledged or hypothecated without (i) obtaining an opinion of counsel for this company, at the expense of the holder hereof, that such sale, transfer, pledge or hypothecation is exempt from the registration requirements of the Securities Act of 1933, as amended, or (ii) there being in effect a registration statement covering the offer and sale of these securities in accordance with the Securities Act of 1933, as amended."

                                   ARTICLE 4.

                               GENERAL PROVISIONS
                               ------------------

           A. DESIGNATION OF BENEFICIARY. Subject to adoption of reasonable rules and regulations, each Participant who shall be granted an Award under the Plan may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation of beneficiaries with Metromedia on a form to be prescribed by it, provided that no such designation shall be effective unless so filed prior to the death of such Participant.

           B. NO RIGHT OF CONTINUED EMPLOYMENT. Neither the establishment of the Plan, the granting of Awards, nor the payment of any benefits hereunder nor any action of the Company or of the Board of Directors or Metromedia shall be held or construed to confer upon any person any legal right to continue in the employ of the Company or its subsidiaries, each of which expressly reserves the right to discharge any employee whenever the interest of any such company in its sole discretion may so require without liability to such company, except as to any rights which may be expressly conferred upon such employee under the Plan.

           C. REGISTRATION REQUIREMENT. If Metromedia determines at any time to register any of its equity securities under the Securities Act of 1933 (or similar statute then in effect), Metromedia, at its expense, will include among the securities which it then registers all stock or securities issued in respect thereof, in exchange therefor, or in replacement thereof.

           D. NEW YORK LAW TO GOVERN. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New York.

           E. PAYMENTS AND TAX WITHHOLDING. Each Participant shall provide Metromedia with a written undertaking for the payment of withholding taxes when due. The delivery of any shares of Common Stock and the payment of any amount with respect to fractional shares in respect of an Award shall not be made until the recipient shall have made satisfactory arrangements for the payments of any applicable withholding taxes.


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                                   ARTICLE 5.

                            AMENDMENT AND TERMINATION
                            -------------------------

           A. AMENDMENTS, SUSPENSION OR DISCONTINUANCE. The Board of Directors of Metromedia may amend, suspend or discontinue the Plan provided, however, that the Board of Directors of Metromedia may not, without the prior approval of the stockholders of Metromedia, make any amendment for which stockholder approval is necessary to comply with any applicable tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the Exchange Act, and provided, further, that no amendment may adversely affect the rights of any person in connection with an Award previously granted.